EXHIBIT 10.20

CNA FINANCIAL CORPORATION

BOARD OF DIRECTORS

TERM SHEET – DIRECTOR AND COMMITTEE MEMBER FEE SCHEDULE –
2004

ANNUAL RETAINERS

*Directors — $25,000.00

Audit Committee Members — $25,000.00 (Chairperson receives $35,000.00)

Incentive Compensation Committee Members — $10,000.00 (Chairperson receives $15,000.00)

Finance Committee Members — $4,000.00

Executive Committee Members — $4,000.00

MEETING FEE

A per-meeting fee of $600.00 was paid to the Chairpersons of the Audit and Incentive Compensation Committees for each meeting in 2004 with management, external auditors, advisors and other appropriate persons held to carry out their respective duties between regularly scheduled meetings of the respective Committees.

*Directors who are employees of CNAF or any of its subsidiaries do not receive annual retainers for Board of Directors or Committee service.